Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) PROMOTES BRITT GREENE TO CHIEF OPERATING OFFICER; CHRIS CORR TO
CHIEF STRATEGY OFFICER

Jacksonville, Florida – (August 7, 2006) – The St. Joe Company (NYSE: JOE) announced today that Britt Greene has been promoted to Chief Operating Officer (COO) and Chris Corr has been promoted to Chief Strategy Officer (CSO). Greene, age 51, was previously the president of St. Joe Towns & Resorts and president of St. Joe Commercial, while Corr, age 42, had been JOE’s senior vice president of strategic planning.

“As JOE starts our second decade, it is critically important that we review, refocus and renew every aspect of our business,” said Peter S. Rummell, chairman and CEO. “These new leadership positions for Britt and Chris are an important part of our efforts to renew our structure to optimize our organization for success.”

“In his new position as COO, Britt Greene will provide steady, seasoned operational leadership during this residential real estate slowdown, cyclical as it may be,” said Rummell. Britt’s first task will be to reorganize our operations to deal intelligently and effectively with the market conditions we face today, and to help position JOE for growth when the cycle turns. At the same time, Britt has the experience to take advantage of JOE’s flexibility to create new, innovative opportunities and expand business relationships.”

“In his new position as CSO, Chris Corr will lead the development and implementation of JOE’s overall business strategy,” said Rummell. “A key to future success are strategies required to induce economic activity, accelerate growth and drive new markets to JOE’s core land holdings. These strategies include entitlements and new infrastructure initiatives that are critical to unlocking value. Over the past few years, Chris provided the leadership and built the process that delivered JOE’s entitlements pipeline as well as a number of key infrastructure initiatives. In his expanded role, Chris will lead a corporate staff organized to further JOE’s value creation objectives.”

“What I am most proud of is how Britt and Chris compliment one another so well,” said Rummell. “While Britt will primarily focus on operations essential to delivering nearer term earnings, Chris will focus on strategies essential to creating a pipeline of opportunities for the longer term. Working together, Britt and Chris’ complimentary talents, styles and skills provide a huge strategic advantage for JOE.”

“Leadership is the key to business success and a key component of what sets great companies apart in the face of business challenges,” said Rummell. “Britt and Chris are part of JOE’s extraordinarily broad, strong and talented management team that is fully committed to a long-term strategic approach that is tightly focused on long-term value creation for our shareholders.”

Greene has more than two decades of experience in real estate development, finance and management. As president of St. Joe Towns & Resorts, Greene leads JOE’s residential and resort projects throughout Florida and the Mid-Atlantic. As president of St. Joe Commercial, he has also been responsible for JOE’s commercial land sales and development businesses.

Previously, Greene was president of JOE’s West Florida residential and resort operations, and responsible for the company’s projects in Walton, Bay and Gulf Counties. Greene led JOE through entitlement, planning, permitting, design and sales for several of the company’s acclaimed resort projects in Walton County including: WaterColor, WaterSound Beach, and Camp Creek Golf Club; four primary residential communities in Bay County; and WindMark Beach in Gulf County.

Greene holds a degree in business administration from the University of Florida.

Corr has served as Senior Vice President of Strategic Planning since May 2004. He joined us in June 1998 as Vice President of Public Affairs. From 1992 to 1998, Corr was a senior manager with The Walt Disney Company. Corr served Disney Development Company and Walt Disney Imagineering in various positions, including as a developer of the town of Celebration, a 5,000 acre master planned community near Orlando.

Corr has also served in a number of positions in state government, including as a member of the Florida House of Representatives from 1990 to 1992, the Florida Constitution Revision Commission from 1996 to 1998 and Governor Bush’s Growth Management Commission from 2000 to 2001. He presently serves on the Board of Directors of Enterprise Florida, Inc. and as a member of the Florida Century Commission.

Corr holds a degree in liberal arts from the University of Florida.

About JOE

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies.  We are primarily engaged in real estate development and sales, with significant interests in timber.  JOE’s mission is to create places that inspire people and make the region an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our website at http://www.joe.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.

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© 2006, The St. Joe Company. “St. Joe,” “JOE” and the “Taking Flight” design are service marks of The St. Joe Company.